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                                                                Exhibit 10.10

                   [LETTERHEAD OF SMALLCAPS ONLINE GROUP LLC]

February 1, 2000

C Me Run Corporation
5501 Lakeview Drive
Kirkland, WA 98033

Attention:     Cameron Chell
Title:         Chairman

Dear Sirs:

      The purpose of this letter is to confirm the appointment of SmallCaps Online Group LLC ("SmallCaps" or the "Advisor") upon the terms and conditions set forth herein as financial consultant and advisor to C Me Run Corp. ("the Company") in connection with the Company's general corporate financial advisory and investor and media relations needs. In this connection, SmallCaps, in its capacity as financial advisor, will assist the Company by undertaking certain activities, to the extent that such activities are required by the status of a project, including the following:

      1) Meet with appropriate Company management to discuss and help the Company formulate an appropriate strategy, familiarization of product and technology, milestones, etc.;

      2) Advise the Company with respect to business development and technology licensing, including appropriate structure of a proposed transaction and assist in the negotiations;

      3) Advise the Company with respect to mergers and acquisitions, including identification of counterparties, approach strategy and structure, and assist in the negotiations;

      4) Advise the Company with respect to financing strategy, including public and private equity and debt;

      5) Advise the Company with respect to financial and trade media relations, including development of presentation materials, introduction to and scheduling of meetings with investment managers and brokers, and analysis of ownership;

      6) Assist in such other capacity as may be reasonably requested by the Company to effect the foregoing.

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C Me Run Corp.
February 1, 2000
Page 2


      It is the practice of SmallCaps to provide financial advice with respect to corporate finance and investor and media relations partially on a retainer basis. Our retainer for services to be rendered hereunder is $9,000 per month, payable at the beginning of each month, and 115,000 warrants (with cashless exercise provisions) to purchase the Company's common stock at $5.00, with registration for 50% of the total by June 30, 2000, and the remaining 50% by December 31, 2000.

      In the event a corporate finance transaction contemplated in Items 2) or
3) above is completed with any party which SmallCaps identified, approached or negotiated with on behalf of the Company, the Company will pay SmallCaps a success fee for its advisory services in accordance with the following schedule:

                                             Percentage Fee Applicable
         Aggregate Value Level                   to Value Level (%)
         --------------------------------    -------------------------
         First $5 million                              5.00%
         From $5 million thru $10 million              3.75%
         From $10 million and above                    2.50%

      In the event a corporate finance transaction contemplated in Item 4) above is completed with any party which SmallCaps identified, approached or negotiated with on behalf of the Company, the Company will pay SmallCaps a success fee of 7% (plus warrant coverage, at sale price of the common stock, of 10%) of the Aggregate Value of the transaction.

      For the purposes of this letter, the term Aggregate Value shall mean the total amount of cash and the fair market value of all other property paid or payable, directly or indirectly, to the Company and its security holders. In addition, Aggregate Value shall include the net amount of any debt and/or contingent liability repaid or assumed by the purchaser from the Company, both directly or indirectly.

      For purposes of this letter, a "transaction" shall mean any transaction or series or combination of transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, a significant portion of the capital stock of the Company or a significant portion of its respective assets is transferred for consideration, including without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a tender or exchange offer, a leveraged buy-out, the formation of a joint venture, minority investment or partnership, a licensing deal or any similar transaction.

      In addition to any fees payable to SmallCaps under the terms of this letter, the Company agrees to reimburse the Advisor, upon a monthly basis, for its out-of-pocket expenses and pro rata unallocated overhead incurred in connection with the Advisor's activities under this letter.

      The Company agrees to indemnify SmallCaps and each of its respective affiliates and their respective directors, officers, employees, agents and controlling persons (each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under

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C Me Run Corp.
February 1, 2000
Page 3


any applicable federal or state law, or otherwise, related to or arising out of any transaction contemplated by this letter or the engagement of the Advisor pursuant to, and the performance by the Advisor of the services contemplated by, this letter and will reimburse any Indemnified Party for all expenses (including counsel fees and expenses, whether incurred in connection with third party claims or direct claims against the Company) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the Advisor's bad faith or gross negligence.

      If a transaction is consummated by the Company with any party which the Advisor identified, approached or negotiated with on behalf of the Company within two years from the date of termination of this agreement, or any amendment or extension thereto, the Company agrees to pay the Advisor a transaction fee determined as provided in the foregoing paragraphs.

      This advisor's engagement hereunder may be terminated by either the Company or the Advisor after twelve months from the date hereof upon the first day of any month upon thirty days written notice to that effect to the other party, it being understood that the provisions relating to the payment of fees, expenses and indemnification will survive any such termination.

      This agreement shall be construed and interpreted in accordance with the laws of the State of New York.

      If the foregoing is in accordance with your understanding, please confirm acceptance by signing and returning to us the duplicate of this letter attached herewith.

                                   SMALLCAPS ONLINE GROUP LLC


                                   By: /s/ Steven H. Rouhandeh
                                      --------------------------------
                                      Name:  Steven H. Rouhandeh
                                      Title: Chairman


                                   C ME RUN CORP.


                                   By:  /s/ Cameron Chell
                                      --------------------------------
                                      Name:  Cameron Chell
                                      Title: Chairman

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Subject: C ME RUN / SMALL CAPS ONLINE
   Date: Tue, 14 Mar 2000 14:00:32-0700
   From: Leslie - lab@securities-lawyers.com
     To: "Chell, Cameron" - chell@chell.com, kgallagher@businesslawyers.com, mmurray@chell.com

Please see attached memo and draft working copies of the warrant agreement and registration rights agreement.

                       Name: Small Caps.memo.doc
Small Caps.memo.doc    Type: Microsoft Word Document (application/msword)
                   Encoding: base64

                             Name: small capsWarrant3-15.doc
small capsWarrant3-15.doc    Type: Microsoft Word Document (application/msword)
                         Encoding: base64

                                     Name: RegRightsSmallCapsWarrant3-15.doc
RegRightsSmallCapsWarrant3-15.doc    Type: Microsoft Word Document
                                           (application/msword)
                                 Encoding: base64